Exhibit 5.1

LAW FIRM OF FREDERICK M. LEHRER, P. A.

200 North Federal Highway, Suite 200

Boca Raton, Florida 33486

Telephone: (561) 210-8599

Facsimile: (561) 210-8301

Email: flehrer@securitiesattorney1.com

February 28, 2011

Board of Directors

GreenCell, Inc.

One Keuka Business Park

Penn Yan, NY 14527

Re: Registration Statement on Form S-1

Gentlemen:

The Law Firm of Frederick M. Lehrer, P. A. (the “Law Firm”) has acted as counsel to GreenCell, Inc. (the “Company”), a Florida corporation, in the preparation on a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on February 28, 2011, covering 1,105,000 shares of the Company’s Common Stock held by 37 selling shareholders (the “Stock”) identified in the Registration Statement.

In so acting, this Law Firm has examined and relied upon such records, documents and other instruments as in this Law Firm’s judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to the Law Firm as originals, and the conformity to original documents of all documents submitted to the Law Firm as certified or photostatic copies. This opinion is based upon the laws of the state of Florida.

Based on the foregoing, this Law firm is of the opinion that:

1. The Stock is duly and validly issued, fully paid and nonassessable.

2. The issuance of the Stock has been duly authorized.

The Law Firm hereby consents to the use of this opinion in the Prospectus discussion of the opinion in and to being named in the “Expert” section of the Registration Statement. The Law Firm also consents to the Reproduction of the opinion as Exhibit 5 to the Registration Statement filed with the Commission.

Very truly yours,

The Law Firm of Frederick M. Lehrer, P. A.

/s/ Frederick M. Lehrer
By:	Frederick M. Lehrer, Esquire
Sole Director of The Law Firm of Frederick M. Lehrer, P.A.
For the Firm